                              EMPLOYMENT AGREEMENT
                              --------------------

This agreement is made between The DeWolfe Companies, Inc. ("DeWolfe") and Gail Hayes ("Employee"). DeWolfe agrees to associate with Employee upon the terms contained in this agreement, and Employee agrees to work in the best interests of DeWolfe at all times, upon the terms contained in this agreement.

TERM: The employment shall commence on September 2, 1997 and will continue until canceled, amended, or terminated as described in this agreement.

TITLE: The Employee will be appointed as President of DeWolfe Mortgage Services, Inc. and Vice President of The DeWolfe companies, Inc.

ASSIGNMENT: The Employee's assignment and responsibilities will be defined by DeWolfe, and may be changed at any time. In general, the Employee is responsible for managing the operations and activities of DeWolfe Mortgage Services, including, but not limited to, (i) managing all other employees assigned, (ii) planning, budgeting, and implementing DeWolfe's strategies toward achieving mortgage production and profit goals, and (iii) in general, directing a service-oriented Mortgage Company toward achieving the business goals established by senior management of DeWolfe. The Employee will keep informed about the company's businesses in general, and shall participate in all training, meetings and functions required by DeWolfe.

COMPENSATION: Compensation will be established by DeWolfe from time to time, and initially will be paid in accordance with the Compensation Schedule attached as Exhibit A. The Employee shall be entitled to all benefits generally provided by DeWolfe to its senior executives. The Employee shall be entitled to 4 weeks vacation time, mutually agreed upon, submitted in writing to accrue at a rate of five days after each three month period of employment. (Vacation time may not be carried forward to next year).

TERMINATION: This Agreement and the employment created thereby may be terminated at any time without cause by either party upon sixty (60) days written notice. If employee is terminated by DeWolfe without cause, base compensation will continue for the period of one year. DeWolfe may terminate this agreement and the employment created herein without notice for cause, including fraud, criminal activity, dereliction of duties, or failure to comply with the terms of this agreement or DeWolfe policies and procedures. After termination, the Employee will not solicit any employee, sales associate, manager, or other person associated with DeWolfe or its affiliated Companies for the purpose of inducing that person(s) to terminate employment or association with DeWolfe.

CONFIDENTIALITY: It is understood that the Employee may from time to time have knowledge of information which is confidential in nature, including, but not limited to customer and client lists, agent and management information, training and procedures, manuals, sales tactics, strategies, financial results and other trade secrets. The Employee will not, at any time during employment or after termination, disclose any confidential information, nor trade in the stock of The DeWolfe Companies, Inc. based upon confidential information.

NOTICES: Any notice required under this agreement will be deemed sufficient if mailed or delivered to the parties at the following addresses:

                              Employee: Gail Hayes
                              2 Gunwale Way
                              Yarmouthport, MA 02675


                  DeWolfe:    The DeWolfe Companies, Inc.
                              80 Hayden Avenue, Lexington, MA  02173


GOVERNING LAW: This agreement shall be governed by the laws of the Commonwealth of Massachusetts.


Signed this _____ day of ___________, 19___.



Employee                       The DeWolfe Companies, Inc.



--------------------------     ------------------------------------------------
Gail Hayes                     By: Paul J. Harrington, Executive Vice President

                        COMPENSATION SCHEDULE - EXHIBIT A
                        ---------------------------------

                             Date: September 1, 1997


This Compensation Schedule is incorporated by reference in the Employment Agreement between The DeWolfe Companies, Inc. and the Employee named below, and supersedes any prior Compensation Schedule. The Employee shall receive base pay of $6,153.85 every two weeks ($160,000/year), in accordance with DeWolfe's current payment system.

In addition, Employee will be entitled to receive incentive compensation up to $65,000, based on goals established for performance, and productivity an profitability of the mortgage operation beginning in January, 1998. Incentive compensation will be earned as follows:

1. For each completed fiscal quarter, beginning with the fourth quarter of 1997 (ending December 31, 1997), the following amounts will be payable within 45 days of the end of the quarter:

     o $5,000 if the dollar volume of closed mortgage loans exceeds the prior year period by 10% or more.

     o $5,000 if the net income of DeWolfe Mortgage Services exceeds the prior year period by 10% or more.

2. For fiscal 1998 (ending December 31, 1998), the following will be payable within 45 days of the end of the year

     o $25,000 if DeWolfe Mortgage and The DeWolfe Companies both exceed budgeted net income for the year.

Health insurance coverage, within the Company's group plans, will be paid in full. Other benefits that are available generally to DeWolfe employees will be available to Employee, including participation in the Company's 401(k) plan, subject to the applicable waiting period.

Employee will receive an Incentive Stock Option, pursuant to the Company's stock option plan, and subject to approval by the Board of Directors Stock Option Committee, for 10,000 shares of DeWolfe Common Stock, at fair market value on the date of grant.

Employee will receive $500.00 per month for automobile expenses. Other ordinary and necessary business expenses will be reimbursed upon approval of Expense Reports.


Employee                       The DeWolfe Companies, Inc.



---------------------------    ------------------------------------------------
Gail Hayes                     By: Paul J. Harrington, Executive Vice President